UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-12

EnteroMedics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2800 Patton Road

St. Paul, MN 55113

(651) 634-3003

April 7, 2008

Dear Stockholders:

You are cordially invited to join us for our 2008 annual meeting of stockholders, which will be held on Tuesday, May 6, 2008, at 3:00 p.m., Central Time, in the Minnesota Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of March 27, 2008, are entitled to notice of and to vote at the 2008 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

Mark B. Knudson, Ph.D.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, May 6, 2008 at 3:00 p.m., Central Time

Place:	Dorsey & Whitney LLP Minnesota Room 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402

Items of Business:	1. The election of three Class I directors for a three year term.

2. Any other business that may properly be considered at the meeting or any adjournment of the meeting.

Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on March 27, 2008.

Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on May 5, 2008 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Greg S. Lea

Secretary

April 7, 2008

PROXY STATEMENT

i

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO PRINCIPAL ACCOUNTANT	35
Audit Committee Report	35
Principal Accountant Fees and Services	35
Administration of Engagement of Independent Auditor	36
ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K	36
“HOUSEHOLDING” OF PROXY MATERIALS	36
OTHER MATTERS	37

ii

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2008

The Board of Directors of EnteroMedics Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 6, 2008, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 7, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of three Class I directors. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from stockholders, as time permits.

Who is entitled to vote at the meeting?

The Board has set March 27, 2008, as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 27, 2008, you are entitled to vote at the meeting.

As of the record date, 16,798,962 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 16,798,962 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. Withholding authority to vote for one or more of the directors will have no effect on the voting for the election of any director who is among the three nominees receiving the highest number of votes FOR his or her election.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the Nasdaq Stock Market. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee has discretionary authority to vote your shares on the election of directors, even if your broker or other nominee does not receive voting instructions from you.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board recommend that I vote?

You will vote on the following management proposal:

•	Election of three Class I directors, each to serve a three year term: Carl Goldfischer, M.D., Donald C. Harrison, M.D. and Ellen Koskinas.

The Board of Directors recommends that you vote FOR the election of each of the nominees for Class I directors.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of all of the nominees for Class I director.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2008 to be filed with the Securities and Exchange Commission.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting stockholder proposals for the 2009 annual meeting?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2009 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Corporate Secretary, on or before December 8, 2008. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of EnteroMedics at our principal executive offices in St. Paul, Minnesota, no less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting. For the 2009 annual meeting, director nominations and stockholder proposals must be received after January 4, 2009 and on or before February 5, 2009. The proposal must contain the specific information required by our bylaws. In the event that the 2009 annual meeting is called for a date that is not within 30 days of the anniversary date of the 2008 annual meeting, stockholder proposals must be received in accordance with the timeline set forth in our bylaws. You may request a copy of our bylaws by contacting our Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, telephone (651) 634-3003. Stockholder proposals that are received by us after February 5, 2009, may not be presented in any manner at the 2009 annual meeting.

How can I communicate with EnteroMedics’ Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: EnteroMedics Inc., c/o Corporate Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Corporate Secretary and submitted to the Board or the specified directors on a periodic basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned five percent or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of March 26, 2008. Percentage ownership calculations for beneficial ownership are based on 16,798,962 shares outstanding as of March 26, 2008. The information regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by our directors, officers and principle stockholders or Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
MPM Capital Funds(3)(4) c/o MPM Capital L.P. The John Hancock Tower 200 Clarendon Street, 54th Floor Boston, MA 02116	4,151,306	24.5%

Bay City Capital(4)(5) 750 Battery Street, Suite 400 San Francisco, CA 64111	2,711,447	16.1

Aberdare Ventures(4)(6) One Embarcadero Center, Suite 4000 San Francisco, CA 94111	1,744,476	10.4

InterWest Partners(7) 2710 Sand Hill Road, Second Floor Menlo Park, CA 94025	1,546,761	9.2

Onset Ventures(8) 2400 Sand Hill Road, Suite 150 Menlo Park, CA 94025	958,734	5.7

Mark B. Knudson, Ph.D.(2)(4)	387,198	2.3
Greg S. Lea(2)	56,956	*
David C. Brooks(2)	21,057	*
Adrianus (Jos) Donders(2)	138,978	*
Russ Felkey(2)	64,237	*
Katherine S. Tweden, Ph.D.(2)	78,425	*
Luke Evnin, Ph.D.(2)(3)(4)	4,158,598	24.6
Catherine Friedman(2)	25,736	*
Carl Goldfischer, M.D.(2)(4)(5)	2,718,739	16.1
Bobby I. Griffin(2)	197,253	1.2
Donald C. Harrison, M.D.(2)(4)	754,662	4.5
Paul H. Klingenstein(2)(4)(6)	1,811,543	10.8
Ellen Koskinas(2)(7)	1,554,053	9.2
Nicholas L. Teti, Jr.(2)	13,736	*
All directors and executive officers as a group (16 persons)(9)	12,020,193	67.6

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following March 26, 2008. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following March 26, 2008, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes the following shares subject to options exercisable currently or within 60 days of March 26, 2008: Dr. Knudson, 228,134 shares; Mr. Lea, 56,956 shares; Mr. Brooks, 21,057 shares; Mr. Donders, 138,978 shares; Mr. Felkey, 46,884 shares; Dr. Tweden, 72,107 shares; Dr. Evnin, 7,292 shares; Ms. Friedman, 13,736 shares; Dr. Goldfischer, 7,292 shares; Mr. Griffin, 73,684 shares; Dr. Harrison, 7,292 shares; Mr. Klingenstein, 7,292 shares; Ms. Koskinas, 7,292 shares; and Mr. Teti, 13,736 shares.

(3)	Consists of information supplied to us or filed with the SEC by MPM BioVentures III, L.P. (“BV III”), MPM BioVentures II-QP, L.P. (“BVIII QP”), MPM BioVentures III Parallel Fund L.P. (“BV III PF”), MPM Bio Ventures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2002 BVIII LLC (“BV AM LLC”), MPM BioVentures III GP, L.P. (“BV III GP”), MPM BioVentures III LLC (“BV III LLC”), and Ansbert Gadicke, Luke Evnin, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III, and Dennis Henner. BV III has the sole power to vote and sole power to dispose of 232,265 shares, BV III QP has the sole power to vote and sole power to dispose of 3,454,511 shares, BV III PF has the sole power to vote and sole power to dispose of 104,364 shares, BV III KG has the sole power to vote and sole power to dispose of 291,918 shares and BV AM LLC has the sole power to vote and sole power to dispose of 68,248 shares. BV III and BV III LLC each have shared power to vote and shared power to dispose of 4,083,058 shares. BV III GP is the direct general partner of BV II, BV III QP, BV III PF and BV III KG. BV III LLC is the indirect general partner of BV II, BV III QP, BV IIIPF and BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BVI III, BV III QP, BV III PF and BV III KG. Dr. Evnin and Messrs. Gadicke, Galakatos, Steinmetz, Wheeler, Simon and Henner each have shared power to vote and shared power to dispose of 4,151,306 shares. Dr. Evnin and Messrs. Gadicke, Galakatos, Steinmetz, Wheeler, Simon and Henner are each a member of BV III LC AND BV AM LLC, and each disclaims beneficial ownership of all such shares except to the extent of his proportionate pecuniary interests therein. Dr. Evnin is a member of our Board of Directors and has sole voting and dispositive power of 7,292 shares.

(4)	Includes warrants exercisable within 60 days of March 26, 2008 as follows: MPM Capital (see footnote (3)), 125,963 shares; Bay City Capital (see footnote (5)), 54,946 shares; Aberdare Ventures (see footnote (6)), 42,230 shares; Dr. Knudson, 3,044 shares; Dr. Evnin, 125,963 shares; Dr. Goldfischer, 54,946 shares; Dr. Harrison, 17,499 shares; and Mr. Klingenstein, 43,914 shares.

(5)	Consists of information supplied to us or filed with the SEC by Bay City Capital LLC (“BCC”) on behalf of Bay City Capital Fund IV, L.P. (“Fund IV”), Bay City Capital Fund IV Co-Investment Fund, L.P. (“Co-Investment IV”) and Bay City Capital Management IV LLC (“Management IV”), each of which has shared voting power and shared dispositive power of 2,711,477 shares. BCC is the manager of Management IV, which is the general partner of Fund IV and Co-Investment IV. BCC is also an advisor to Fund IV and Co-Invesment IV. Carl Goldfischer, a Managing Director of BCC and a member of Management IV, is a member of our Board of Directors and has sole voting and dispositive power of 7,292 shares.

(6)	Consists of information supplied to us or filed with the SEC by Aberdare Ventures II, L.P. (“Aberdare II”), Aberdare Ventures II (Bermuda), L.P. (“Aberdare Bermuda”), Aberdare II Annex Fund, L.P. (“Aberdare II Annex”), Aberdare GP II, L.L.C. (“Aberdare GP II”) and Paul H. Klingenstein. Mr. Klingenstein serves as Manager of Aberdare GP II, which serves as the general partner of Aberdare II, which holds 1,351,581 shares, Aberdare II Bermuda, which holds 30,641 shares, and Aberdare II Annex, which holds 362,254 shares, and has voting and investment control of 1,744,476 shares owned, which includes warrants exercisable within 60 days of December 31, 2007, and may be deemed to own beneficially own such shares. Mr. Klingenstein has sole voting and dispositive power of 67,067 shares. Mr. Klingenstein is a member of our Board of Directors.

(7)	This information is based on a Schedule 13G jointly filed with the Securities and Exchange Commission on February 12, 2008 by InterWest Partners IX, L.P. (“InterWest”), its General Partner, InterWest Management Partners IX, LLC (“InterWest LLC”), Michael D. Boich, Bruce A. Cleveland, Christopher B. Ehrlich, Linda S. Grais, Nina S. Kjellson, Ellen E. Koskinas, H. Ronald Nash, Khaled A. Nasr, Douglas A. Pepper and Victor A. Westerlind (each a Venture Member of InterWest LLC) and Harvey B. Cash, Philip T. Gianos, W. Stephen Holmes III, Gilbert H. Kliman, Arnold L. Oronsky, Thomas L. Rosch and Michael B. Sweeney (each a Managing Director of InverWest LLC). Each of InterWest and InterWest LLC have sole voting and sole dispositive power of 1,546,761 shares. Each of the Venture Members and Managing Directors shares voting power and dispositive power of 1,546,761 shares. The Venture Members and Managing Directors each expressly disclaim beneficial ownership of the shares, except to the extent of their pecuniary interest. Ms. Koskinas is a member of our Board of Directors and has sole voting and dispositive power of 7,292 shares.

(8)	Consists of information supplied to us or filed with the SEC by Onset V, L.P. and ONSET V Management, L.L.C. Terry L. Opdendyk, Robert F., Kuhling, Jr., Susan A. Mason, F. Leslie Bottorff, David A. Lane and Raman Khanna have voting and dispositive power over 958,734 shares owned by Onset V, L.P.

(9)	Includes 986,120 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of March 26, 2008, inclusive of the options exercisable as described in footnote (2).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2007 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2007 were satisfied, except that, due to an administrative error, the Form 4 reporting the conversion of Bobby I. Griffin’s preferred stock into common stock upon the closing of our initial public offering was filed late, although this conversion was properly described in the Form 3 that was timely filed by Mr. Griffin on November 14, 2007.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Our Board of Directors currently has nine members: Luke Evnin, Ph.D., Catherine Friedman, Carl Goldfischer, M.D., Bobby I. Griffin, Donald C. Harrison, M.D., Paul H. Klingenstein, Mark B. Knudson, Ph.D., Ellen Koskinas and Nicholas L. Teti, Jr., divided into three classes with staggered three-year terms. At this year’s annual meeting, proxies will be solicited to re-elect Carl Goldfischer, M.D., Donald C. Harrison, M.D. and Ellen Koskinas as Class I directors to serve until the 2011 annual meeting or until their successors are elected and qualified. Each of these nominees has agreed to serve as a director if elected. Proxies may not be voted for more than three Class I directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

The affirmative vote of a plurality of the common stock present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominees to the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominated Class I directors. Proxies will be voted FOR the election of the nominees unless otherwise specified.

Nominees

The following information has been provided with respect to the members of EnteroMedics’ Board of Directors, including Drs. Goldfischer and Harrison and Ms. Koskinas, who have been nominated by the Board of Directors for re-election as Class I Directors at the 2008 annual meeting.

CLASS I DIRECTORS – Nominees for re-election at the 2008 Annual Meeting

Carl Goldfischer, M.D., age 49, has served as one of our directors since July 2004. Dr. Goldfischer is currently an Investment Partner and Managing Director of Bay City Capital, serving as a member of the Board of Directors and executive committee, and has been with the firm since December 2000. His background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining Bay City Capital, Dr. Goldfischer was, until mid-2000, Chief Financial Officer of ImClone Systems Incorporated, a publicly-held biotechnology company focused on developing therapeutic oncology products, where he oversaw financial operations and strategic planning. Previously, he was a Research Analyst with the Reliance Insurance Company, helping to establish its portfolio and presence in the health care investment community. Dr. Goldfischer is a member of the Board of Directors of Poniard Pharmaceuticals, Inc., a publicly-held biopharmaceutical company focused on commercializing innovative oncology products, and also serves on the boards and audit committees of several private companies.

Donald C. Harrison, M.D., age 74, has served as one of our directors since September 2003. Dr. Harrison is currently Managing Partner of Charter Life Sciences, a venture capital firm, where he has served since 2003. From 1986 to 2003, Dr. Harrison was Chief Executive Officer of the University of Cincinnati Medical Center. He is a member of the board of Kendle International Inc., a publicly-held global clinical research organization, and AtriCure, Inc., a publicly-held company that develops innovative products for tissue ablation during surgical procedures, and also serves on the audit committees of both of these companies.

Ellen Koskinas, age 41, has served as one of our directors since July 2006. Ms. Koskinas currently serves as a Partner with InterWest Partners, a venture capital firm focused on early stage investments in the medical technology and information technology sectors. She joined InterWest in May 2002. Prior to joining InterWest, Ms. Koskinas was a Managing Director of a private equity firm in San Francisco and also started a new business in minimally invasive cardiac surgery for Guidant Corporation. Earlier in her career, she was an Engagement Manager for McKinsey & Company, managing consulting projects for a range of health care clients. Ms. Koskinas serves on the boards of several private companies.

CLASS II DIRECTORS – Continuing in office until the 2009 Annual Meeting

Bobby I. Griffin, age 70, has served as one of our directors since September 2006. In 1998, Mr. Griffin retired from a 25 year career with Medtronic Corporation, where he held various positions, including Executive Vice President from 1985 to 1998 and President of Medtronic’s Pacemaker Business from 1991 to 1998. Since his retirement, Mr. Griffin has been a private investor, managing his own fund of companies as well as serving on the advisory boards of Affinity Capital Management Fund III and IV and Sapient Capital Management Fund, in which he also invests. In addition, Mr. Griffin has served on the board of directors of several public companies, including MTS Systems Corporation and Urologix, Inc. and is currently a director of several private companies.

Paul H. Klingenstein, age 52, has served as one of our directors since July 2006. Mr. Klingenstein has served as Managing Partner of Aberdare Ventures since its formation in 1999. Formerly, he served as a General Partner of Accel Partners, as a Consultant to the Rockefeller Foundation, and as an employee of E.M. Warburg, Pincus & Co. Mr. Klingenstein serves on the boards and audit committees of several private companies.

Luke Evnin, Ph.D., age 44, has served as one of our directors since inception in 2002. Dr. Evnin has served as a General Partner at MPM Capital since he joined as a co-founder in 1998. Prior to joining MPM, Dr. Evnin was at Accel Partners from 1991 to 1997 serving as General Partner from 1994 to 1997. Dr. Evnin is also a director of Metabasis Therapeutics, Inc., a publicly-held biopharmaceutical company and Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing. Dr. Evnin has served as director of other public companies, including Epix Medical, Inc., Sonic Innovations, Inc. and Signal Pharmaceuticals, Inc. and is currently a director of several private healthcare companies.

CLASS III DIRECTORS – Continuing in office until the 2010 Annual Meeting

Mark B. Knudson, Ph.D., age 59, has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also serves as President and Chief Executive Officer of Venturi Group LLC and Venturi Development Inc., positions he has held since 1999 and 2001, respectively. From 1999 to the present, Dr. Knudson has also served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing. Dr. Knudson is also a member of the audit committee of Restore Medical.

Catherine Friedman, age 47, has served as one of our directors since May 2007. Ms. Friedman currently is an independent financial consultant serving public and private companies in the lifesciences. Prior to that, Ms. Friedman held numerous positions over a 23 year investment banking career with Morgan Stanley. Ms. Friedman held the position of Managing Director at Morgan Stanley from 1997 to 2006 and Head of West Coast Healthcare and Co-Head of the Biotechnology Practice at Morgan Stanley from 1993 to 2006. Ms. Friedman joined the board of XenoPort Inc., a publicly-held biopharmaceutical company, in September 2007 and also serves on its audit committee.

Nicholas J. Teti, Jr., age 55, has served as one of our directors since May 2007. Mr. Teti is currently Chief Executive Officer of Den-Mat, a dental aesthetics company focused on developing non-invasive techniques, a position he has held since January 2008. Since June 2006, he has also served as Chairman of the Board of Isolagen, Inc., a biotechnology company which develops emergent, novel skin and tissue rejuvenation technologies. From June 2006 to December 2007, Mr. Teti was Chief Executive Officer of Isolagen. From 2001 to 2006, Mr. Teti was President and Chief Executive Officer of Inamed Corporation, a healthcare products manufacturer focused on marketing breast implants, dermal fillers to correct facial wrinkles, and devices to treat severe and morbid obesity, including the LAP-BAND Adjustable Gastric Banding System. Mr. Teti served on the board of Inamed during 2001 and was Chairman of the Board from 2002 to 2006. Prior to that, Mr. Teti spent 25 years at DuPont and DuPont Merck where he held a number of senior management positions including President and CEO of DuPont Pharmaceuticals.

DIRECTOR COMPENSATION

To determine director compensation, we periodically review director compensation information for a peer group of comparably sized publicly-traded medical device companies. Compensation for our directors is designed to result in compensation that is competitive with that provided by the peer group.

Following the completion of our initial public offering in November 2007, we implemented a director compensation program that includes the payment of cash fees for the services of our non-employee directors. Pursuant to this program, each non-employee director is entitled to receive an annual retainer of $7,500 for serving on the Board and each non-employee director who serves on the Audit Committee, other than the chairperson of the Audit Committee, is entitled to receive an additional annual retainer of $1,500. The chairperson of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are also entitled to receive additional annual retainers of $10,000, $4,000 and $4,000, respectively. These annual retainer fees are paid on a quarterly basis to the directors. In addition, each non-employee director is entitled to receive $2,500 per meeting of the Board of Directors attended in person or $1,000 per meeting attended telephonically, and each committee member is entitled to receive $750 per meeting attended of their respective committees.

We also grant stock option awards to our non-employee directors as compensation for their service on our Board. Each non-employee director who becomes a member of our Board of Directors will be granted an option to purchase 25,000 shares of our common stock under our 2003 Stock Incentive Plan. Twenty-five percent of these options will vest immediately with the remainder vesting in 36 equal monthly installment following the date of grant. Each non-employee director that continues to serve as a non-employee director will be entitled to receive an annual option grant to purchase 10,000 shares of our common stock. Twenty-five percent of these options will vest immediately with the remainder to vest in 36 equal monthly installments following the date of grant. Each such option will have an exercise price equal to the price of the last trade of our common stock on the date of grant and will have a ten-year term subject to earlier termination in connection with a termination of directorship. We intend to grant these annual stock option awards to our eligible non-employee directors each year at or around the time of our annual meeting of stockholders.

On March 25, 2008, in connection with the completion of our initial public offering, we granted options to purchase 25,000 shares of our common stock under our 2003 Stock Incentive Plan to Drs. Evnin, Goldfischer and Harrison, Messrs. Griffin and Klingenstein and Ms. Koskinas, who were all members of our Board of Directors for at least one year prior to the completion of our initial public offering. These options were granted at an exercise price equal to $8.00, which the Board of Directors determined to be at least equal to or greater than the fair market value of the Company’s common stock on the grant date and vested such that twenty-five percent of the options vested immediately with the remainder vesting in 36 equal monthly installments following the date of grant. These options have a ten-year term subject to earlier termination in connection with a termination of directorship.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board of Directors and committee meetings. Directors who also serve as employees of the company receive no additional compensation for serving as a director. Dr. Knudson is currently the only director who serves as an employee of EnteroMedics.

The following table shows the compensation of the non-employee members of our Board of Directors during fiscal year 2007.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)(2)		Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Luke Evnin, Ph.D.	$7,625		$—	$—	$7,625
Catherine Friedman.	7,625		49,736	—	57,361
Carl Goldfischer, M.D.	7,250	(5)	—	—	7,250
Bobby I. Griffin	2,875		31,797	778,324	812,996
Donald C. Harrison, M.D.	4,375		—	—	4,375
Paul H. Klingenstein	6,250	(6)	—	—	6,250
Ellen Koskinas.	5,875	(7)	—	—	5,875
Nicholas L. Teti, Jr.	4,375		49,736	—	54,111

(1)	Mark B. Knudson, Ph.D., who serves as Chairman of the Board, President and Chief Executive Officer is not included in this table because he is an employee of EnteroMedics and thus received no compensation for his services as a director. The compensation he received as an employee of EnteroMedics is shown in the Summary Compensation Table.

(2)	The amounts in this column include pro-rated retainer fees equal to twenty-five percent (25%) of the annual Board and committee retainer amounts described above under the heading “Director Compensation” and meeting fees for the Board and committee meetings held in 2007 after the commencement of our initial public offering on November 14, 2007.

(3)	The amounts in this column are calculated based on SFAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statement of operations for the fiscal year. Under SFAS 123R, a pro rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The full grant date SFAS 123R value of option awards granted in 2007 are as follows: Ms. Friedman: 27,473 options with a full grant date value of $119,366 and Mr. Teti: 27,473 options with a full grant date value of $119,366.

The directors held options as of December 31, 2007, as follows:

Name	Vested Options	Unvested Options
Catherine Friedman	12,019	15,454
Bobby I. Griffin	54,946	109,891
Nicholas L. Teti, Jr.	12,019	15,454

(4)

Effective September 21, 2006 we entered into a consulting agreement with Bobby I. Griffin, which was renewed on September 21, 2007. The consulting agreement provides for Mr. Griffin to receive compensation, in the form of a one-time option grant to purchase common stock for services provided. Mr. Griffin has assisted us with product development and has advised us with respect to the conduct of our clinical trials in connection with this agreement. Pursuant to this consulting agreement, Mr. Griffin received the one-time option grant to purchase 54,946 shares of common stock at $1.91 per share that vest 25% on the first anniversary of the date the consulting agreement was entered into and 1/36th per month each month thereafter for 36 months. This consulting agreement does not provide for the forfeiture of any vested or unvested options if the agreement terminates or if Mr. Griffin stops performing services as a consultant. The amount in this column is calculated based on EITF 96-18 and equals the financial statement compensation expense as reported in our 2007 consolidated statement of operations for the fiscal year. Under EITF 96-18, options are recorded at their fair value on the measurement date. The fair value of the options is remeasured at each reporting period until performance under the consulting agreement is completed and the measurement date is reached.

(5)	Dr. Goldfischer requested that such amount be paid to Bay City Capital, of which Dr. Goldfischer is an Investment Partner and Managing Director.

(6)	Mr. Klingenstein requested that such amount be paid to Aberdare Ventures II, of which Mr. Klingenstein is a Managing Partner.

(7)	Ms. Koskinas requested that such amount be paid to InterWest Partners, of which Ms. Koskinas is a Partner.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with EnteroMedics and our management. In March 2008, our Board of Directors determined that no transactions or relationships existed that would disqualify any of our directors under Nasdaq Stock Market rules or require disclosure under Securities Exchange Commission rules, with the exception of Mark B. Knudson, Ph.D., our President and Chief Executive Officer, because of his employment relationship with EnteroMedics, Mr. Griffin, because of his consulting relationship with EnteroMedics and Dr. Harrison, because of a prior consulting arrangement with EnteroMedics that ended on April 30, 2007. Based upon that finding, the Board determined that Drs. Evnin and Goldfischer, Mses. Friedman and Koskinas and Messrs. Klingenstein and Teti are “independent” and the composition of our Board of Directors meets the requirements for independence under the Nasdaq Stock Market. Each of our Audit, Nominating and Governance and Compensation Committees is composed only of independent directors.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of EnteroMedics’ stockholders. In evaluating a candidate for nomination as a director of the company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source.

These general criteria are subject to modification and the Nominating and Governance Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by EnteroMedics’ stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee c/o Corporate Secretary at 2800 Patton Road, St. Paul, Minnesota 55113: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2008 annual meeting. Any stockholder desiring to present a nomination for consideration by the Board of Directors prior to our 2009 annual meeting must do so prior to February 5, 2009, in accordance with our bylaws, in order to provide adequate time to duly consider the nominee.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance, and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. Stockholders may request a free printed copy of any of these charters by contacting our Secretary at EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

The Board of Directors held four meetings during fiscal year 2007. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Audit	Nominating and Governance	Compensation
Luke Evnin, Ph.D.		✓	Chair
Catherine Friedman	Chair
Carl Goldfischer, M.D.	✓	Chair
Bobby I. Griffin
Donald C. Harrison, M.D.
Paul H. Klingenstein	✓	✓
Mark B. Knudson, Ph.D.
Ellen Koskinas			✓
Nicholas L. Teti, Jr.			✓

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our consolidated financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly consolidated financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and

Exchange Commission. All of the Audit Committee members meet the existing independence and experience requirements of the Nasdaq Stock Market and the Securities and Exchange Commission. Our Board of Directors has identified Catherine Friedman, our Audit Committee Chair, and Carl Goldfischer, M.D., as the audit committee’s financial experts under the rules of the Securities and Exchange Commission. The Audit Committee held one meeting during 2007 following our initial public offering in November 2007. During the meeting, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at the next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Nominating and Governance Committee held one meeting in 2007 following our initial public offering in November 2007. During the meeting, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Compensation Committee held two meetings in 2007 following our initial public offering in November 2007. During the meetings, the Compensation Committee held an executive session without members of management present.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders. The 2008 annual meeting will be our first annual meeting as a publicly-traded company.

Code of Business Conduct and Ethics

We have adopted the EnteroMedics Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page on our website at www.enteromedics.com. We intend to post on our website any amendment to, or waiver from, a provision of our

Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or its Compensation Committee. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Review of Related Person Transactions

In accordance with its written charter, our Audit Committee is responsible for reviewing all related party transactions as they are presented, and the approval of the Audit Committee will be required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering related party transactions, our Audit Committee is guided by its fiduciary duty to our stockholders. Our Audit Committee does not have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties. Additionally, each of our directors and executive officers are required to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Initial Public Offering

MPM Capital, Bay City Capital, Aberdare Ventures, InterWest Partners, Onset Ventures and Charter Life Sciences, which are each principal stockholders, each purchased shares of common stock in our initial public offering on November 14, 2007 at the initial public offering price of $8.00 per share. The shares purchased by each stockholder, together with the proceeds, before expenses, to the company after deducting the underwriting discount of $0.56 per share, are shown in the table below:

Beneficial Owner	Shares Purchased Initial Public Offering	Net Proceeds, before expenses, to the Company
MPM Capital	625,000	$4,650,000
Bay City Capital	375,000	$2,790,000
Aberdare Ventures	250,000	$1,860,000
InterWest Partners	187,500	$1,395,000
Onset Ventures	93,750	$697,500
Charter Life Sciences	90,000	$669,600

Luke Evnin, Ph.D. is one of our directors and is a general partner of MPM BioVentures III LLC and MPM Asset Management Investors 2002 BV3. Carl Goldfischer, M.D. is one of our directors and is a managing director of Bay City Capital. Paul H. Klingenstein is one of our directors and is a managing partner of the Aberdare Funds. Ellen Koskinas is one of our directors and is a venture member of InterWest Management Partners IX, LLC. Donald C. Harrison is one of our directors and is a managing partner of Charter Life Sciences.

Indemnification Agreements

Upon closing of our initial public offering on November 20, 2007, we entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director, officer, employee or agent, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by us or on our behalf, we will not be obligated to indemnify the director or executive officer if he or she is found liable to us, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the director is fairly and reasonably entitled to indemnity. In the event that we do not assume the defense of a claim against our director or executive officer, we are required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us.

EXECUTIVE OFFICERS

Name	Age	Position
Mark B. Knudson, Ph.D.	59	President and Chief Executive Officer
Greg S. Lea	55	Senior Vice President and Chief Financial Officer
Adrianus (Jos) Donders	54	Senior Vice President of Operations
Russ Felkey	57	Senior Vice President of Clinical, Quality and Regulatory Affairs
Dennis D. Kim, M.D.	38	Vice President, Medical Affairs and Chief Medical Officer
Mark R. Stultz	48	Vice President of Market Development and Reimbursement
Katherine S. Tweden, Ph.D.	47	Vice President of Research

Mark B. Knudson, Ph.D., has served as our President, Chief Executive Officer and Chairman of the Board since December 2002. Dr. Knudson also serves as President and Chief Executive Officer of Venturi Group LLC and Venturi Development Inc., positions he has held since 1999 and 2001, respectively. From 1999 to the present, Dr. Knudson has also served as Chairman of the Board of Restore Medical, Inc., a publicly-held medical device company focused on the treatment of sleep disordered breathing. Dr. Knudson is also a member of the audit company of Restore Medical. Dr. Knudson received a Bachelor of Science in biology from Pacific Lutheran University and a Ph.D. in physiology from Washington State University.

Greg S. Lea, has served as our Senior Vice President and Chief Financial Officer since May 21, 2007. Prior to joining us, Mr. Lea served as Chief Financial Officer of Pemstar Inc. from July 2002 through January 2007 when it was acquired by Benchmark Electronics, Inc. Mr. Lea also served as a director of Pemstar from April 2001 through January 2007 and held the position of Corporate Controller from April 2002 through July 2002. From 1993 to April 2002, Mr. Lea served as a corporate Vice President for Jostens Corporation, a commemorative and affiliation products manufacturer, serving most recently as corporate Vice President-Business Ventures. Prior to that, Mr. Lea held several financial management and administrative positions at IBM Corporation from 1974 to 1993 and was President and a director of the Ability Business Center, Inc. from 1981 to 1993. Mr. Lea holds a B.S. in Accounting/Business Management from Minnesota State University, Mankato.

Adrianus (Jos) Donders, has served as our Senior Vice President of Operations since 2005. From September 2003 to April 2005, Mr. Donders was Director Communication Systems Engineering for Medtronic USA. From June 2000 to August 2003, Mr. Donders served as Director Clinical Study Management and Research and Development Europe for Medtronic Europe. Mr. Donders received a degree equivalent to a Masters of Electrical Engineering from the Institute of Technology Eindhoven Netherlands.

Russ Felkey, has served as our Senior Vice President of Clinical, Quality and Regulatory Affairs since April 2007 and our Vice President of Clinical, Quality and Regulatory Affairs since January 2005. From 2003 to 2005, Mr. Felkey was Group Vice President, Cardiovascular Regulatory Affairs for Boston Scientific Corporation. From 2002 to 2003, Mr. Felkey was Senior Director of Quality Assurance and Regulatory Affairs for Medtronic Inc. Mr. Felkey also served as Executive Vice President, Secretary to the board of directors for ATS Medical from 1991 to 2002. Prior to that Mr. Felkey held regulatory positions at Cardiovascular Imaging Systems, Inc., GV Medical, Inc. and Medtronic, Inc. Mr. Felkey received a Bachelor of Science in chemistry from the University of Iowa.

Dennis D. Kim, M.D., is a board-certified endocrinologist and has served as our Vice President, Medical Affairs and Chief Medical Officer since August 24, 2007. Prior to joining us he held various senior management positions at Amylin Pharmaceuticals, Inc., where he served since June 2001, most recently as the Executive Director of Corporate Strategy. Prior to that, Dr. Kim was the program medical lead at Amylin for development and commercialization of Byetta® (exenatide) for treatment of type 2 diabetes. Dr. Kim has been an Assistant Professor of Medicine, Endocrinology/Metabolism at UCSD School of Medicine and San Diego VA Healthcare Systems since June 2001. Dr. Kim received a Bachelor of Science in biology and animal behavior from the University of California at Los Angeles and a M.D. from the University of Health Sciences, The Chicago Medical School.

Mark R. Stultz, has served as our Vice President of Market Development and Reimbursement since April 2006 and as a consultant from July 2005 to April 2006. From April 2004 to July 2005, he served as Director of the Women’s Health Business Unit at Gyrus Medical and from December 2001 to January 2004 he served as Director of Marketing for Female Pelvic Health at American Medical Systems. Prior to 2002, Mr. Stultz served in various management positions at Medtronic and at Advanced Bionics where he was involved in the marketing and development of multiple active implantable technologies including spinal cord stimulation, deep brain stimulation and cochlear stimulation. Mr. Stultz received a Bachelor of Science in physical therapy and a Masters degree in human factors engineering and ergonomics from the University of Wisconsin, Madison.

Katherine S. Tweden, Ph.D., has served as our Vice President of Research since January 2003. From November 2002 to January 2003, Dr. Tweden was a consultant to Venturi Group, a medical device incubator company. From January 2003 through August 2004, Dr. Tweden worked for Venturi Development Inc. as a consultant to us. From July 1997 to October 2002, Dr. Tweden held positions including Director of Research and Vice President of Research for HeartStent Corporation. Dr. Tweden received a Bachelor of Arts in chemistry from Gustavus Adolphus College and a Masters degree and Ph.D. in biomedical engineering from Iowa State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation policies and programs for our named executive officers, which consist of our Chief Executive Officer, our Chief Financial Officer who joined us on May 21, 2007, our Controller, who served as our principal financial and accounting officer until May 21, 2007 and our three next most highly paid executive officers as determined under the rules of the Securities Exchange Commission.

Compensation Determination Process

From July 2006 to April 2007, the compensation programs for our executive officers were determined by the Compensation Committee, acting together with the Board of Directors. Commencing April 27, 2007, our Board of Directors appointed independent directors to the Compensation Committee, formally adopted a charter outlining the responsibilities of the committee and granted the committee the authority to oversee our compensation programs. This new Compensation Committee reviews and approves the compensation programs and all forms of compensation for our Chief Executive Officer and recommends for approval by our Board of Directors the compensation programs and all forms of compensation for our other executive officers. The Chief Executive Officer’s compensation package is set by the Compensation Committee in its sole discretion. Although our Chief Executive Officer does not make a recommendation as to his own compensation, he may respond to the Compensation Committee’s proposal for his compensation, which the Compensation Committee may, but is not required to, consider. The Chief Executive Officer is also permitted to make compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required to, consider. In addition, the Chief Executive Officer may participate as an observer at the Compensation Committee’s meetings when the committee invites him to attend its meetings. Other than these rights granted to the Chief Executive Officer, management does not participate in the determination of the amount or form of executive compensation.

Prior to 2007, compensation was based generally on programs and compensation levels that were historically in place. Commencing in 2007, the Compensation Committee adopted a practice of reviewing each element of total compensation on an annual basis in the first half of the year in connection with the review of our annual performance. In 2007, the Compensation Committee reviewed the 2006 MEDIC Executive Compensation Survey (the “MEDIC Survey”), a third-party survey, covering compensation at 53 public and 12 private medical device companies, to benchmark our competitive position and serve as a reference point for the annual compensation review process. Using the MEDIC survey data with respect to base salaries paid by comparably-sized, medical device companies with annual revenues less than $100 million, the Compensation Committee recommended base salaries and overall compensation packages for our executive officers that were generally at the 50th percentile, compared to such companies. These compensation recommendations were then considered and approved by the Board of Directors. The 2007 base salary compensation package for Dr. Tweden and Mr. Brooks was set by our Chief Executive Officer in accordance with our policies for non-executive compensation. In 2008, the Compensation Committee asked our Chief Financial Officer to analyze the base salaries, percentage equity ownership and percentage cash incentives paid to our executive officers at the level of vice president and above against the compensation awarded to such officers at comparable companies. The comparable companies were selected by our Chief Financial Officer and consisted of medical device companies that were publicly-traded, comparably-sized and located in the same geographical area. The Chief Financial Officer presented the results of this analysis and his findings with respect to the competitiveness of the elements of our compensation program to the Compensation Committee. The Compensation Committee considered these findings in connection with its annual compensation review process and recommended base salaries and compensation packages for our executive officers for 2008, which were approved without modification by the Board of Directors. The 2008 base salary compensation package for Mr. Brooks was set by our Chief Executive Officer and Chief Financial Officer in accordance with our policies for non-executive compensation.

The Compensation Committee has the authority to use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits or to retain outside counsel and other advisors to assist it in the performance of its functions. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee. The Compensation Committee has not used the services of a compensation consultant to date; however, it will continue to consider the need to retain a compensation consultant in connection with each annual review of compensation.

Compensation Philosophy and Components

We are committed to attracting, hiring and retaining an experienced management team. Our fundamental executive compensation philosophy is to provide executive officers with compensation we believe to be comparable with similarly situated executives in other companies of similar size and stage of development operating in the medical device industry, taking into account our relative performance and our own strategic goals. Our objective is to have each executive officer’s total compensation be contingent upon both our overall company performance and each executive officer’s individual performance. To achieve this objective, our Compensation Committee has maintained and expects to continue to implement and maintain compensation programs that tie a portion of the executives’ overall compensation to key strategic, financial and operational goals, such as clinical trial progress, continued research and development, continued establishment of intellectual property and implementation of appropriate financing strategies, while also recognizing not only individual executive responsibilities and breadth of experience but also competitive market compensation paid by other companies for similar positions. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual responsibilities and experience and is intended to be competitive in the context of base salaries paid by comparable companies for similar positions; (ii) cash incentive payments under our Management Incentive Plan that are contingent upon our achievement of specific pre-determined performance objectives as communicated to the executives following their determination by the Compensation Committee and the Board of Directors on an annual basis, thereby making such objectives vary from year to year; and (iii) stock-based incentive awards, which reward long-term performance and align the mutuality of interests between our executive officers and our stockholders.

Base Salary

Base salaries are designed to provide recurring compensation for the fulfillment of the duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. An executive’s base salary is also determined by reviewing the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy. The base salaries for each of our named executive officers for 2006, except Dr. Tweden and Mr. Brooks, were determined by the Board of Directors at the time of hire and were unchanged in 2006. Our Chief Executive Officer set the amount of base compensation received in 2006 by Dr. Tweden and Mr. Brooks in accordance with our policy for the determination of non-executive salaries. In 2007, the Compensation Committee reviewed each individual’s experience, each individual’s performance during the prior year, market factors including the salary levels of comparable positions in the medical device industry using the MEDIC Survey and other publicly available data of comparable companies. Based on this review and the judgment of the Compensation Committee to set base salaries in 50th percentile of the average 2007 projected salary merit increase in the MEDIC Survey, the Compensation Committee recommended and the Board approved an across the board salary increase of four percent for all named executive officers, except for Mr. Brooks who received a $5,000 market-based compensation adjustment and a five percent merit increase of his adjusted salary. In 2008, the Compensation Committee reviewed each individual’s experience, each individual’s performance during the prior year and the base salaries paid to our executive officers at the level of vice president and above in 2007 against the base salaries paid to such officers at comparable companies selected as part of the survey prepared by our Chief Financial Officer at the request of the committee. Based on this review, the committee recommended and the

Board of Directors approved a base salary increase of 8% for Dr. Knudson, along with base salary increases ranging from 1.4% to 4.8% for our other named executive officers.

We have also entered into executive employment agreements and amendments to the agreements with Dr. Knudson and Messrs. Lea, Donders and Felkey that establish certain guaranteed minimum base salary and incentive compensation thresholds and provide other benefits described in more detail below under the heading “Executive Employment Agreements and Severance Benefits.” The base salaries recommended by the Compensation Committee and approved by the Board for Dr. Knudson and Messrs. Lea, Donders and Felkey have been consistent with these agreements since they were executed.

The Compensation Committee may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities. There were no mid-year adjustments to the base salary of our named executive officers in 2006 or 2007.

Annual Cash Incentives

Our Management Incentive Plan, which was adopted in 2005, is designed to provide executive officers with annual incentive compensation based on the achievement of certain pre-established performance objectives. By utlizing a combination of objective and subjective performance factors critical to our success, this program incentivizes our executive officers to achieve results that benefit them and the company. In 2005 and 2006, the plan’s performance objectives were proposed by our Chief Executive Officer at the beginning of the year and then were reviewed, revised and approved by the Board of Directors. In 2007, the performance objectives were recommended by the Compensation Committee and approved by the Board of Directors. The Compensation Committee and the Board of Directors assign “Target” objectives to each performance measure to determine payouts. With respect to our Chief Executive Officer, the Compensation Committee reviews and approves corporate goals and target objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation based on this evaluation. If targets are not met, the Compensation Committee and the Board of Directors have the discretion to consider the extent to which the targets were met in awarding bonuses, if any. In addition, the Compensation Committee may modify or re-weight the objectives during the course of the fiscal year, if necessary, to reflect changes in our business plan. To date, the Compensation Committee has not made any mid-year modifications to the objectives.

In the first quarter of fiscal 2007, the Compensation Committee established corporate performance objectives under the Management Incentive Plan for fiscal 2007 bonuses and included an individual performance component for each of the executive officers, except our Chief Executive Officer, which weighted against the corporate performance objectives as follows:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	0%
Senior Vice President	90%	10%
Vice President	75%	25%
Controller	40%	60%

These percentages were weighted based upon the Compensation Committee’s determination that the achievement of the company’s strategic corporate goals was a more meaningful measure of performance for senior executive officers than the achievement of individual goals and that such weighting yielded an incentive that was most beneficial to the company’s overall performance.

The corporate goals for 2007 consisted of: (1) achieving certain milestones related to our VBLOC clinical trials, including completing certain clinical sub studies, reporting certain clinical study results and satisfying certain device implantation targets in our clincial trials, (2) completing certain milestones related to our

EMPOWER pivotal trial, including obtaining IDE approval from the U.S. Food and Drug Administration by mid-year and accomplishing certain patient enrollment goals, (3) the expansion of our management team, and (4) meeting financial budgetary goals related to revenue and expense objectives. The individual performance goals for 2007 were established by the Chief Executive Officer on an individual basis for each of the other named executive officers and principally related to the individual’s achievement of specific departmental growth measures and professional development related to the individual’s role at the company.

If all of the corporate and individual performance objectives were met, the named executive officers were entitled to receive a bonus equal to a certain percentage of their base salary for the year set forth in the table below:

Mark B. Knudson	30%
Adrianus (Jos) Donders	25%
Russ Felkey	25%
Katherine S. Tweden	20%
David Brooks	15%

The Compensation Committee and the Board of Directors are authorized and given sole discretion under the Management Incentive Plan to award partial payment of annual cash incentive compensation in the event that some, but not all, of the corporate goals are achieved.

At its February 6, 2008 meeting, the Compensation Committee reviewed the achievement of the corporate and individual objectives in awarding bonuses under the Management Incentive Plan, and concluded that 80% of the 2007 corporate performance objectives had been met for all of the named executive officers. Additionally, our Chief Executive Officer, as authorized by the Compensation Committee, concluded that 80% of the 2007 individual performance objectives for the Senior Vice Presidents were achieved and 90% of the individual performance objectives for the Vice Presidents and Controller were achieved. The difference in the individual performance results was principally based on the fact that the individual goals for the Senior Vice Presidents were more closely related to the corporate performance objectives and therefore, were determined to have been achieved to the same extent. Based on these assessments, the Compensation Committee recommended and the Board of Directors approved 2007 bonus awards of $74,880, $48,880, $47,840, $34,320 and $18,292 for Dr. Knudson, Mr. Donders, Mr. Felkey, Dr. Tweden and Mr. Brooks, respectively. These bonus awards were paid to the named executive officers in the first quarter of fiscal year 2008.

Mr. Lea joined the company as Senior Vice President and Chief Financial Officer on May 21, 2007. Even though his employment began after the performance objectives for the 2007 bonuses under the Management Incentive Plan were set, the Compensation Committee determined that Mr. Lea was eligible to participate in the Management Incentive Plan and that his bonus would be based on the bonus award percentage and performance objectives established for Senior Vice Presidents in the first quarter of 2007. On February 6, 2008, the Compensation Committee determined that 80% of the 2007 corporate performance objectives had been met for all of the named executive officers, including Mr. Lea. It further determined that since joining the company, Mr. Lea had met the individual goals established when he commenced employment, especially with respect to the completion of the initial public offering. Based on these determinations, the Compensation Committee recommended and the Board approved a pro-rated bonus award under the Management Incentive Plan of $30,205 for his performance in fiscal 2007.

On February 6, 2008, the Compensation Committee recommended and the Board approved certain modifications to the Management Incentive Plan, including the separate designation of bonus award percentages for the Chief Financial Officer and the establishment of base and incremental percentages for bonuses under the plan. Under the terms of the revised Management Incentive Plan, if participants achieve the designated “Base Plan” objectives, they will be entitled to receive a bonus equal to a “Base Plan” percentage of their base salary for the year. In addition, to the “Base Plan” bonus amount, participants are also eligible to receive an additional bonus equal to the designated “Incremental Plan” percentage of their base salary if certain additional

“Incremental Plan” objectives are achieved. The bonus percentages that may be paid to the named executive officers in 2008 under the “Base Plan” and “Incremental Plan” are set forth in the table below:

Title	“Base Plan” (bonus as percentage of salary)	“Incremental Plan” (bonus as percentage of salary)	Maximum Bonus (as a percentage of salary)
President and CEO	40%	10%	50%
Chief Financial Officer	32%	8%	40%
Senior Vice President	32%	8%	40%
Vice President	24%	6%	30%
Controller	20%	5%	25%

The Compensation Committee’s decision to modify the Management Incentive Plan to include “Base Plan” and “Incremental Plan” bonuses and performance objectives and to increase the bonus award percentages that may be earned by the named executive officers was based on its determination that such changes were necessary to strategically align the company’s compensation with that of similarly positioned publicly-traded medical device companies and to increase the company’s ability to attract and retain talented executive management. Additionally, the “Incremental Plan” objectives were designed as an extension of certain “Base Plan” objectives in order to provide additional incentive for achievement.

The revised Management Incentive Plan continues to include corporate and individual performance goals for all participants, except the Chief Executive Officer, whose bonus continues to be based entirely on corporate objectives. The weighting of the corporate to individual performance goals for the named executive officers under the revised Management Incentive Plan is set forth in the table below:

Title	Corporate Objective Weighting	Individual Objective Weighting
President and CEO	100%	0%
Chief Financial Officer	90%	10%
Senior Vice President	80%	20%
Vice President	75%	25%
Controller	40%	60%

On February 6, 2008, the Compensation Committee also established the “Base Plan,” “Incremental Plan” and individual performance objectives for the 2008 bonus awards under the Management Incentive Plan. The 2008 “Base Plan” corporate objectives consist of: (1) the completion of certain milestones related to the VBLOC clinical trials, including the EMPOWER pivotal trial, (2) meeting financial budgetary goals related to financial objectives, (3) continued refinement of 2010 commercialization plans and (4) publication of clinical and sub-study results. The 2008 “Incremental Plan” corporate objectives consist of: (1) meeting cash and capitalization goals, (2) the completion of certain milestones related to the EMPOWER pivotal trial and (3) the establishment of strategic market plans.

Long-Term Incentives

Our 2003 Stock Incentive Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. In 2003, we also sold shares of restricted stock to our executive officers and other employees for $0.09 per share, the then fair market value of the common stock, which shares were subject to a Share Restriction Agreement, that gives us the option to repurchase all unvested shares when the executive ceases to provide services to us. The shares vest 1/48 th per month. As of November 30, 2007, the restrictions lapsed with respect to all outstanding shares subject to the Share Restriction Agreements.

Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee and the Board of Directors have used stock options, rather than other forms of long-term incentives, because they create value for executive officers only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention. Since our initial public offering and the commencement of the trading of our common stock on the Nasdaq Global Market on November 15, 2007, the exercise price of stock options awarded by the Compensation Committee has been and will continue to be the closing sales price of our common stock on the Nasdaq Global Market on the date of grant.

Executive officers are granted stock options at the time they commence their employment with us. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year. Stock options granted to our executive officers at the time of hire generally vest twenty-five percent on the first anniversary of the date of hire and then 1/36th per month for 36 months thereafter and expire ten years after the date of grant subject to earlier termination in the event of a termination of employment. The vesting of additional stock options issued to our executive officers may be in accordance with this schedule or may be monthly over a period of four years or may be tied to specified performance milestones. Stock option grants are made with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to May 1, 2006, the grant date was the same as an employee’s hire date, the date an agreement was entered into with a consultant or the date the Board of Directors approved the option grant. Since May 1, 2006, the stock option grant date has consistently been the day the Board of Directors approves the option grant.

The Compensation Committee and the Board of Directors do not award stock options according to a prescribed formula or target, although they review equity data from comparable companies to inform their decisions. In determining the number of stock options granted to executive officers, individual responsibilities and experience, as well as contributions and achievements are considered, and, in appropriate circumstances, the Compensation Committee considers the recommendations of the Chief Executive Officer. The objectives utilized to assess individual contributions and achievements vary depending on the individual executive, but relate generally to strategic factors such as clinical trial progress and enrollment, research and development, continued establishment of intellectual property and implementation of appropriate financing strategies. While the Chief Executive Officer may provide recommendations to the Compensation Committee regarding the number of stock option grants awarded to other executive officers from time to time, he does not make a recommendation as to his stock options. Although our Chief Executive Officer may respond to the Compensation Committee’s proposal regarding whether and the amount of stock options he should be granted, to date he has not done so and has accepted the initial proposal of the Compensation Committee. Beginning in 2007, a review of each component of the executive’s compensation is conducted when determining annual equity awards to ensure that an executive’s total compensation is in line with our overall compensation philosophy.

On February 6, 2007, the Compensation Committee recommended, and the Board of Directors approved, stock option grants of 252,748, 54,946, 10,990, 10,990 and 5,495 shares for Dr. Knudson, Mr. Donders, Mr. Felkey, Dr. Tweden and Mr. Brooks, respectively. These amounts were determined by the Compensation Committee without a recommendation by management, including the Chief Executive Officer, and were based on the Compensation Committee’s subjective determination that additional stock option grants to such individuals were appropriate. The relative size of the grants reflected the Compensation Committee’s subjective assessment of the relative contributions of such individuals, taking into consideration the option grants previously made to such individuals and the consensus of the Compensation Committee regarding the appropriate levels of equity incentives for individuals with such responsibilities, professional expertise and experience. On April 27, 2007, the Compensation Committee recommended, and the Board of Directors approved, an additional stock option grant of 28,022 shares for Mr. Felkey in connection with his promotion to senior vice president. In May 2007, the Compensation Committee recommended, and the Board of Directors approved, a stock option grant of 137,363 shares for Mr. Lea based on the commencement of his employment with the company as Senior Vice President and Chief Financial Officer, and the Compensation Committee’s subjective determination of the appropriate level of equity incentives commensurate with Mr. Lea’s expertise and responsibilities.

Other Compensation

We provide our executive officers with benefits, including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executives. Specifically, we fund the executive’s Flex Spending Accounts and we pay 100% of the health and dental insurance premium costs for the families of our executive officers. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

We provide a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on the same terms as any other participant in the plan. Matching contributions may be made by us to the 401(k) plan at the discretion of our Board of Directors. To date, we have not made any matching contributions to the 401(k) plan.

Executive Employment Agreements and Severance Benefits

We have entered into executive employment agreements with Dr. Knudson and Messrs. Lea, Donders and Felkey. These agreements establish a specified minimum base compensation and a maximum percentage of annual incentive compensation that may be earned as a bonus by each of these executive officers in a given year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. These agreements also provide for the payment of severance benefits upon certain termination events with Dr. Knudson and Messrs. Lea, Donders and Felkey and for the right to certain benefits upon a change in control of EnteroMedics. The purpose of these agreements is to attract and retain high caliber executive officers, recognizing that termination and change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the executive officers in the event of a change in control transaction and better ensure that stockholder interests are protected. A more complete description of the executive employment agreements is found in the sections entitled “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we are not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation does not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2006 or 2007 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee of the Board of Directors of EnteroMedics

Luke Evnin, Ph.D., Chair	Ellen Koskinas
Nicholas L. Teti, Jr.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers during our fiscal years ended December 31, 2006 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Mark B. Knudson	2007	$308,025	$—	$184,072	$74,880	$4,737	$571,714
President and Chief Executive Officer	2006	300,000	—	1,911	90,000	5,073	396,984

Greg S. Lea Senior Vice President, Chief Financial Officer	2007	151,398	—	220,395	30,205	2,441	404,439

David C. Brooks(5) Controller	2007 2006	137,768 109,417	15,660 700	11,884 862	18,292 17,081	— —	183,604 128,060

Adrianus (Jos) Donders Senior Vice President of Operations	2007 2006	241,292 235,000	— —	41,834 1,627	48,880 58,750	5,481 5,546	337,487 300,923

Russ Felkey Senior Vice President of Clinical, Quality and Regulatory Affairs	2007 2006	236,015 230,000	— —	30,529 1,162	47,840 46,000	5,287 5,627	319,671 282,789

Katherine S. Tweden Vice President of Research	2007 2006	205,392 191,875	— 2,500	9,003 749	34,320 40,000	5,205 5,546	253,920 240,670

(1)	Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column. The Compensation Committee authorized the Chief Executive Officer to award Mr. Brooks a one-time, discretionary bonus in 2007 related to the completion of the initial public offering.

(2)	The amount in this column is based on the compensation cost we recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 in accordance with SFAS 123R, excluding the impact of forfeitures and assuming that we used the minimum value method prescribed by APB 25 for reporting awards granted prior to January 1, 2006. The assumptions we used for calculating the compensation cost are disclosed in Note 10 (Stock Options) to our consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K.

(3)	Represents bonuses earned in 2007 under our Management Incentive Plan. All of our executive officers participate in the Management Incentive Plan. The details of the Management Incentive Plan are discussed further above under the heading “Compensation Discussion and Analysis.”

(4)	The amounts in this column include company contributions to each executive officer’s Flex Spending Account (“FSA”) and premiums paid by the company for health care and dental coverage for the dependents of each of our executive officers. With respect to the FSA spending contribution, the maximum contribution amount is included regardless of actual amounts used by the executives in 2007. With respect to the dependent health care and dental coverage, the amounts only include the 20% additional coverage paid by the company for executive officers as the company covers 80% of this expense for all employees. Since Mr. Brooks is not an executive officer, he is not eligible for this benefit.

(5)	Mr. Brooks served as our principal financial and accounting officer during fiscal year 2006 and until the appointment of Greg S. Lea as our Chief Financial Officer in fiscal year 2007. On May 17, 2007, Mr. Lea accepted our offer as Senior Vice President and Chief Financial Officer and commenced his employment with us effective May 21, 2007.

Grants of Plan-Based Awards

The table below sets forth information regarding all plan-based awards granted to our named executive officers during fiscal year 2007.

Grants of Plan-Based Awards

		Estimated future payouts under non-equity incentive plan awards(1)					All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)		Grant date fair value of option awards ($)(2)
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)
Mark B. Knudson	2/6/07 2/6/07	$	— —	$93,600 —	$	— —	— 252,748	$	— 5.19	$	— 790,715

Greg S. Lea	2/6/07 5/21/07		— —	37,757 —		— —	— 137,363		— 8.46		— 695,984

David C. Brooks	2/6/07 2/6/07		— —	21,270 —		— —	— 5,495		— 5.19		— 17,191

Adrianus (Jos) Donders	2/6/07 2/6/07		— —	61,100 —		— —	— 54,946		— 5.19		— 171,897

Russ Felkey	2/6/07 2/6/07 4/27/07		— — —	59,800 — —		— — —	— 10,990 28,022		— 5.19 7.46		— 34,382 125,438

Katherine S. Tweden	2/6/07 2/6/07		— —	41,600 —		— —	— 10,990		— 5.19		— 34,382

(1)	Represents the potential value of bonuses that could have been earned under our Management Incentive Plan in 2007. The target bonus for each executive officer will be a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2007, Dr. Knudson could have earned a bonus up to 30% of his base salary, Messrs. Lea, Donders and Felkey could have earned a bonus of 25% of each of their respective base salaries, Dr. Tweden could have earned a bonus of 20% of her base salary and Mr. Brooks could have earned a bonus of 15% of his base salary. Under the Management Incentive Plan, the Compensation Committee recommends and the Board approves certain target corporate and individual performance objectives for each fiscal year. If these objectives are met, then the target bonus is payable. If any of the objectives are not met, or if they are exceeded, the Compensation Committee and the Board of Directors have the discretion to make appropriate adjustments, but the plan does not provide for any formulaic adjustments or payments to be made in those circumstances. The bonus awards are reviewed by the Compensation Committee and, upon the recommendation of the Compensation Committee, approved by the Board of Directors. The actual awards earned by the named executive officers in fiscal 2007 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(2)	The amounts shown represent the grant date fair value based on the Black-Scholes model of option valuation, as prescribed under SFAS 123R. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 10 (Stock Options) to our consolidated financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K, excluding the impact of forfeitures.

Employment Agreements

Executive Employment Agreement With Mark B. Knudson

On June 22, 2005, we entered into an executive employment agreement with Dr. Knudson, our Chief Executive Officer and President. The agreement has an initial term of two years and automatically renews for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to the agreement, Dr. Knudson is entitled to a base salary of not less than $300,000, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on Dr. Knudson meeting certain annual objectives agreed to by him and the Compensation Committee. The agreement establishes that the target amount of Dr. Knudson’s annual incentive compensation may not exceed 30% of his base salary for that year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the company formally waived the maximum annual incentive compensation percentage set forth in Dr. Knudson’s agreement in order to permit the maximum potential cash bonus awards under the Management Incentive Plan. Dr. Knudson’s executive employment agreements also provides for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, Dr. Knudson’s agreement includes a non-disclosure and assignment provision and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Executive Employment Agreements with Greg S. Lea, Adrianus (Jos) Donders and Russ Felkey

In 2007, we also entered into executive employment agreements with Mr. Lea, our Senior Vice President and Chief Financial Officer, Mr. Donders, our Senior Vice President of Operations, and Mr. Felkey, our Senior Vice President of Clinical, Quality and Regulatory Affairs. These agreements have an initial term of one year and automatically renew for successive one year terms unless either party delivers written notice 90 days prior to the expiration of the current term or unless it is earlier terminated as described below. Pursuant to these agreements, these executive officers are entitled to a base salary, as set forth in the table below, or a higher annual rate if approved by the Board of Directors, and to cash and equity awards pursuant to our incentive compensation plan, contingent on the executive officers meeting certain annual objectives agreed to by them and the Chief Executive Officer. The agreements establish that the target amount of these executives’ annual incentive compensation may not exceed 25% of their respective base salary for that year. On April 3, 2008, in connection with the approval of the bonus award percentages for 2008 under the Management Incentive Plan, the company formally waived the maximum annual incentive compensation percentages set forth in these agreements in order to permit the maximum potential cash bonus awards under the Management Incentive Plan.

Greg S. Lea	$245,000
Adrianus (Jos) Donders	235,000
Russ Felkey	230,000

These agreements also provide for the receipt of certain benefits upon the occurrence of particular termination events or a change in control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of these benefits. In addition, these agreements include non-disclosure and assignment provisions and non-competition, non-solicitation and no recruitment commitments each lasting for a period of one year following termination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held by our named executive officers at December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark B. Knudson	64,130	5,321	(1)	$0.46	8/16/14
	47,495	—	(2)	0.46	4/27/15
	17,789 —	22,871 252,748	(3) (3)	0.46 5.19	4/20/16 2/6/17

Greg S. Lea	27,473	109,890	(8)	8.46	5/21/17

David C. Brooks	6,399	5,415	(5)	0.46	11/21/15
	550	—	(6)	0.46	4/20/16
	721	928	(3)	0.46	4/20/16
	7,354 —	19,800 5,495	(4) (3)	1.91 5.19	12/7/16 2/6/17

Adrianus (Jos) Donders	60,440	27,473	(5)	0.46	4/11/15
	21,979	—	(2)	0.46	4/27/15
	15,145 —	19,471 54,946	(3) (3)	0.46 5.19	4/20/16 2/6/17

Russ Felkey	18,637	10,165	(5)	0.46	1/1/15
	10,818 — —	13,908 10,990 28,022	(3) (3) (3)	0.46 5.19 7.46	4/20/16 2/6/17 4/27/17

Katherine S. Tweden	55,217	5,937	(7)	0.46	8/16/14
	1,099	—	(2)	0.46	4/27/15
	6,972 —	8,963 10,990	(3) (3)	0.46 5.19	4/20/16 2/6/17

(1)

Stock options vest 32,968 shares immediately upon the date of grant, which was August 16, 2004, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(2)	Stock options vest 100% upon the achievement of a milestone, which was defined for purposes of these grants as the implant of the Maestro RF System in 12 patients. These grants did not provide for any time restrictions with respect to the milestone, besides the ten-year term of the option. The milestone was achieved in March 2006.

(3)	Stock options vest 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(4)	Stock options vest 25% on December 1, 2007, and 1/36th per month for 36 months thereafter.

(5)

Stock options vest 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter. Since these grants were made prior to May 1, 2006, the date of grant for these options is the hire date, rather than the Board approval date. See the “Compensation Discussion and Analysis” for further detail. The hire dates related to these options are November 21, 2005, April 11, 2005 and January 1, 2005 for Messrs. Brooks, Donders and Felkey, respectively.

(6)	Stock options vest 100% immediately upon the date of grant.

(7)

Stock options vest 20,440 shares immediately upon the date of grant, which was August 16, 2004, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

(8)	Stock options vest 27,473 shares immediately upon the date of grant, which was May 21, 2007, and then 25% on the first anniversary of the date of grant and 1/36th per month for 36 months thereafter.

Option Exercises and Stock Vested

The following table summarizes the option exercises by our named executive officers and the vesting of stock options held by such officers during our fiscal year ended December 31, 2007:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mark B. Knudson	—	$—	4,121	$32,968
Greg S. Lea	—	—	—	—
David C. Brooks	—	—	—	—
Adrianus (Jos) Donders	—	—	—	—
Russ Felkey	—	—	—	—
Katherine S. Tweden	—	—	808	6,464

(1)

Vesting relates to shares purchased by the executives in 2003 and subject to Share Restriction Agreements dated October 3, 2003 and October 20, 2003. The shares are subject to a right of repurchase by the company that lapses as to 1/48th of the shares on the last day of each month beginning on April 30, 2003 or November 30, 2003 as specified in the agreements. The right of repurchase fully lapsed with respect to Dr. Knudson’s 49,450 shares and Dr. Tweden’s 4,396 shares as of April 30, 2007. The right of repurchase fully lapsed with respect to Dr. Tweden’s additional 1,923 shares as of November 30, 2007.

(2)	The value realized equals the closing market price of our common stock on the Nasdaq Global Market on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

We currently do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments and Benefits Upon Termination or Change in Control

We have entered into Executive Employment Agreements with Mark B. Knudson, Greg S. Lea, Adrianus (Jos) Donders and Russ Felkey providing for the receipt of certain payments and benefits upon particular termination events or change in control.

These agreements may be terminated prior to the expiration of the term by mutual written agreement of the parties, in the event of death or disability, by us for cause (i.e., for uncured willful breach of duties or this agreement, conviction of any felony or crime involving fraud, dishonesty or moral turpitude or participation in any fraud against or affecting us or any of our subsidiaries, affiliates, suppliers, clients, agents or employees or an act of personal dishonesty intended to result in personal enrichment at our expense or any other act we determine constitutes gross or willful misconduct) or by these executives for good reason (i.e., a significant change and substantial reduction in their responsibilities or a relocation to more than 25 miles from our current facility). In addition, either party may terminate the executive’s employment at any time for any reason or no reason, including after a change in control, with 30 days written notice. For purposes of these agreements, a change in control includes: (1) a change in beneficial ownership of our securities after the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities; (2) a majority of the Board ceases to be composed of continuing directors (as defined in the agreement); (3) any consolidation or merger involving the company where the company is not the surviving corporation or the shares of the company’s capital stock are converted into cash, securities or other property, except if the company is the surviving corporation and its stockholders immediately prior to the transaction maintain a proportionate ownership in the company’s stock following the transaction, (4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the company; (5) any liquidation or dissolution of the company; or (6) a majority of the continuing directors determine, in their sole and absolute discretion, that there has been a change in control.

Payments Made Upon Termination Due to Death or Disability.

In the event that Dr. Knudson’s employment is terminated due to death or disability (as defined in the agreement), he, or in the event of his death, his then spouse, is entitled to 12 months of continued health benefits. In the event that Messrs. Lea, Donders or Felkey’s employment is terminated due to death or disability, each of them, or in the event of their death, their then spouses, are entitled to six months of continued health benefits.

Payments Made Upon Termination Without Cause or Resignation for Good Reason.

In the event that Dr. Knudson resigns for good reason or his employment is terminated without cause prior to the end of the term of his agreement, he is entitled to (1) receive base salary at the rate then currently in effect for a period of 12 months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following his termination, and (3) receive continued health benefits for a period of 12 months following the termination date. In the event that Messrs. Lea, Donders or Felkey resigns for good reason or is terminated without cause prior to the end of the term of their agreements, they are entitled to (1) receive base salary at the rate then currently in effect for a period of six months following the termination date, (2) exercise all vested options and those that would have vested within one year of the termination date for a period of five years following their termination and (3) receive continued health benefits for a period of six months following the termination date. Dr. Knudson and Messrs. Lea, Donders and Felkey’s severance pay is subject to signing, and not rescinding, a general release of all claims against the company.

Benefits Upon Change in Control.

In the event of a change in control in which the employment of these executive officers is not terminated, the agreement provides that 50% of the remaining unvested portion of their stock options will automatically vest and be exercisable for a period of five years following termination of employment. In the event of a change in control in which the employment of these executive officers is terminated, 100% of the remaining unvested portion of their options will immediately vest and be exercisable for a period of five years following termination of employment. However, with respect to either of these provisions, if these executive officers receive a cash payment for their options in connection with the change in control equal to the difference between the per share amount paid to the common stockholders in the transaction and the exercise price of the option, their options will be cancelled in exchange for the cash payment.

In addition, in the event of a change in control and termination of employment, our right to repurchase shares of restricted stock subject to the Share Restriction Agreements will immediately and fully lapse. The only named executive officers holding such shares are Drs. Knudson and Tweden. On April 30, 2007, the repurchase right fully lapsed with respect to Dr. Knudson’s 49,450 shares and Dr. Tweden’s 4,396 shares and on November 30, 2007, it fully lapsed with respect to Dr. Tweden’s other 1,923 shares.

Potential Payments Upon Termination or Change in Control

The table below shows our reasonable estimates of potential payments and benefits payable to the named executive officers upon termination without cause, resignation for good reason and change in control of EnteroMedics, with or without termination, based on the closing price of our common stock $8.05, on December 31, 2007. The amounts shown assume that termination or change in control was effective as of December 31, 2007, the last business day of the fiscal year, and are estimates of the amounts that would be paid to the executive officer in addition to the base salary and bonus earned by the executives during 2007. Benefits payable to all employees, such as accrued vacation and life insurance premiums are excluded. The actual amounts to be paid can only be determined at the actual time of an executive officer’s termination.

Name	Type of Payment	Payments Upon Change in Control With Termination ($)(1)	Payments Upon Change in Control Without Termination ($)(1)	Payments Upon Termination Without Cause or Resignation for Good Reason ($)
Mark B. Knudson	Severance Pay	$—	$—	$312,000
	Value of Stock Options Accelerated(2)	936,835	468,417	463,905
	Health Care Benefits(3)	—	—	17,110

	Total	$936,835	$468,417	$793,015

Greg S. Lea	Severance Pay	$—	$—	$122,500
	Value of Stock Options Accelerated(2)	(45,055)	(22,528)	(18,773)
	Health Care Benefits(3)	—	—	7,667

	Total	$(45,055)	$(22,528)	$111,394

Adrianus (Jos) Donders	Severance Pay	$—	$—	$122,200
	Value of Stock Options Accelerated(2)	513,453	256,726	307,798
	Health Care Benefits(3)	—	—	9,527

	Total	$513,453	$256,726	$439,525

Russ Felkey	Severance Pay	$—	$—	$119,600
	Value of Stock Options Accelerated(2)	230,684	115,342	146,367
	Health Care Benefits(3)	—	—	9,929

	Total	$230,684	$115,342	$275,896

(1)	Assumes that options were not cashed out in connection with change in control. Additional amounts may be payable if the termination is without cause or is a resignation for good reason, as specified in the third column.

(2)	Value computed based on the difference between $8.05, the closing price of our common stock on the Nasdaq Global Market on December 31, 2007, and the exercise price for each option accelerated.

(3)	Amount represents the estimated full premiums to be paid by the company for health and dental coverage for the executive officer and his family for the duration of the six or twelve month severance period, as applicable, based on current premiums paid.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO PRINCIPAL ACCOUNTANT

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the consolidated financial statements of EnteroMedics, compliance by EnteroMedics with legal and regulatory requirements, and the independence and performance of EnteroMedics’ internal and external auditors.

The consolidated financial statements of EnteroMedics for the year ended December 31, 2007, were audited by Deloitte & Touche LLP, independent registered public accounting firm for EnteroMedics.

As part of its activities, the Audit Committee has:

1.	Reviewed and discussed with management the audited consolidated financial statements of EnteroMedics;

2.	Discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the Securities and Exchange Commission, U.S. Public Company Accounting Oversight Board and Nasdaq Stock Exchange rules;

3.	Received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.	Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of EnteroMedics for the year ended December 31, 2007, be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of EnteroMedics

Catherine Friedman, Chair	Carl Goldfischer, M.D.
Paul H. Klingenstein

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the company for the fiscal year ended December 31, 2007 and 2006, by Deloitte & Touche LLP and Virchow Krause & Company, respectively, the company’s principal accountants.

	Fiscal Year Ended
	2007	2006
	(In thousands)
Audit Fees(1)	$703,610	$40,217
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	—	—

(1)	Includes fees billed for professional services rendered in connection with our Registration Statement on Form S-1 relating to our initial public offering during the fiscal year ended December 31, 2007, the audit of our consolidated financial statements, review of interim consolidated financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings and engagements.

Ad ministration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2007, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

AN NUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2007 Annual Report to Stockholders and Form 10-K, including consolidated financial statements for the year ended December 31, 2007, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, and is also available on our website at www.enteromedics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

“HOUSEHOLDING” OF P ROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household EnteroMedics proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Secretary, EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3003.

OT HER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of EnteroMedics.

Greg S. Lea

Secretary

Dated: April 7, 2008

LOCATION OF ENTEROMEDICS ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 6, 2008 at 3:00 p.m. Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

Directions By Car:

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. (Metrodome) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6 th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Fourth Ave. exit and turn right. Proceed to Hennepin Ave. and turn left. Take a right on 2nd St. North and then a left on 1st Ave. North. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

EnteroMedics Inc.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 6, 2008

3:00 p.m., Central Time

Dorsey & Whitney LLP

Minnesota Room

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

EnteroMedics Inc. 2800 Patton Road St. Paul, Minnesota 55113	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 6, 2008.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Mark B. Knudson, Ph.D. and Greg S. Lea, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 5, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/etrm/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 5, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to EnteroMedics Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Item 1.

1. Election of Class I directors, each for a three year term:	01 Carl Goldfischer, M.D. 02 Donald C. Harrison, M.D. 03 Ellen Koskinas	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To transact such other business as may properly be considered at the meeting or any adjournment of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.